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                                   EXHIBIT 21
                  Subsidiaries of the Ferrofluidics Corporation
                               As of July 3, 1999


NAME                                           PLACE OF ORGANIZATION
----                                           ---------------------

Ferrofluidics, GmbH(1)                         Nurtingen, Germany
Ferrofluidics, Ltd.                            Oxford, England
Ferrofluidics, S.A.(2)                         Madrid, Spain
Ferrofluidics, S.A.R.L.                        Milan, Italy
Ferrofluidics Japan Corporation(3)             Tokyo, Japan
Ferrohydrodynamics Corporation                 Massachusetts

(1)  Formerly Advanced Products and Technologies, GmbH.

(2)  Formerly Advanced Products and Technologies, S.A.

(3) During fiscal 1999, the Company decided to discontinue operations in Japan. The Company intends to formally dissolve the Japanese subsidiary in fiscal 2000.